Exhibit 10.5

2009 LONG-TERM INCENTIVE AWARD
Parameters Document

Objective	The long-term incentive deferred cash award (LTI) is intended to provide a “forward looking” incentive award to eligible officers and directors.

Grant Date	March 16, 2009

Performance Period	LTI awards granted in March 2009 with performance measures covering the 2009 and 2010 performance period.

General Eligibility	An employee who, as of the LTI grant date, is classified by Freddie Mac (in its sole discretion) as either (i) an active, full-time or part-time officer or director, or an officer or director on short term disability and/or approved leaves of absence or (ii) is classified by Freddie Mac as a LTI eligible non-officer in a market-priced position. However, Senior Vice Presidents, Executive Vice Presidents, and the Chief Executive Officer are not eligible to participate in this program until such time as Freddie Mac has additional guidance from the Federal Housing Finance Agency on the application of recent announcements by the U.S. Department of Treasury, as well the American Recovery and Reinvestment Act’s restrictions on executive compensation.

Aggregate Corporate LTI Pool	The corporate-wide aggregate value of the LTI grants is equal to the sum of annualized LTI targets of employees eligible to participate in the LTI program. Each Division’s share of the corporate-wide pool is equal to the aggregate value of its eligible employees’ LTI targets as a percentage of the corporate LTI pool, less the aggregate value of the LTI targets for Division employees who are direct reports to the Chief Executive Officer, subject to any adjustment in the allocation by the Chief Executive Officer.

Individual LTI Targets	Officers: LTI target is the employee’s target in effect on the date that the grant is approved.

Directors: For non-market priced director-level employees, the LTI target is the LTI target applicable to the position’s salary grade. For LTI eligible employees in a market priced position, the LTI target generally is the salary grade target that is closest to the median of the Estimated Market Distribution[1] of such position, subject to the protocol established by the Human Resources Division for market-priced positions LTI eligibility and targets.

LTI Grant Amount	For LTI awards granted in 2009, an eligible employee’s grant shall be equal to their LTI target, except (a) an employee who receives a Business Results Rating (BRR) of 1 is not eligible to receive a LTI grant and an employee who receives a BRR of 2 may, subject to the Division Head’s approval, receive a LTI grant, which in most instances will be substantially below their target, and (b) no more than 5% of the participants can receive between 100% and 150% of their LTI target but in no event can the aggregate amount exceed the Aggregate Corporate LTI Pool approved by the Compensation Committee.

Vesting and Payment Amount	Management shall provide a recommendation to the Compensation Committee of Freddie Mac’s Board of Directors regarding the level of achievement of the performance measure(s) described in Exhibit A (the “Performance Multiplier”) prior

1 Estimated Market Distribution (EMD) is a range of market compensation (base salary and bonus) unique to each job and is based on data representing the median pay practice for a similar role in the comparative markets.

to the first and the second anniversary of the grant date and, except as set forth below under “Treatment of Award Upon Termination,” upon the Compensation Committee’s approval an employee’s right to payment of that portion of the LTI award shall vest.

Based on Performance Multiplier, the LTI actual dollar amount of the LTI grant paid can range from 0% – 120% of the grant as determined on each of the 1st and 2nd anniversary of the grant date.

Performance Measure(s) and Performance Multiplier — See Exhibit A.

Payment Timing	Any award to be paid shall be paid as soon as administratively practicable, but no later than March 15 of the calendar year following each calendar year performance period.

Form of Payout	Cash less applicable withholding.

Treatment of Award Upon Termination	Death and Long-Term Disability: If an employee’s employment is terminated due to either death or long-term disability, any vested but unpaid portion of the LTI award will be paid as soon as administratively possible. The amount paid will be based on the Performance Multiplier.

Any unvested portion of the LTI award will remain outstanding until the Compensation Committee approves the Performance Multiplier. Upon such approval, the employee’s right to receive any such award shall vest and the unpaid portion of the LTI award will be paid as soon as administratively possible. The amount paid will be based the Performance Multiplier.

Retirement: If an employee terminates employment due to retirement (either (i) age/years of service of 62/5 or (ii) sum of age and years of service equal no less than 70, with minimum age of 55) any vested but unpaid portion of the LTI award will be paid as soon as administratively possible. The amount paid will be based on the Performance Multiplier.

Any unvested portion of the LTI award will remain outstanding until the Compensation Committee approves the Performance Multiplier. Upon such approval, the employee’s right to receive a pro-rata payment shall vest. The pro rata payment shall be based on the following methodology:

Step 1. The number of whole months worked in the performance year

Step 2. Divided by twelve

Step 3. Multiplied by the employee’s portion of LTI grant scheduled to vest and be paid for that performance year and the Performance Multiplier

Other Terminations: If an employee’s employment terminates for any reason other than Death, Long-Term Disability, or Retirement, any unvested portion of the award will be forfeited.

Additional Forfeiture Provision	Upon a “Forfeiture Event” (as defined below), any unvested or any unpaid LTI award will be cancelled and the employee or former employee will be required to immediately repay Freddie Mac the gross value of any LTI award payment that was made within 12 months prior to the Forfeiture Event

A Forfeiture Event shall mean the employee or former employee directly or indirectly seeking or accepting employment with, or providing professional services to, a “Competitor” in violation of any non-competition covenant agreement between the employee and Freddie Mac in effect as of the date the employee receives an LTI grant.

Regulatory Approval and Reservation of Rights	Notwithstanding the terms set forth above, with respect to certain designated officers Freddie Mac’s Conservator is required to approve the actual payment of compensation, including payment of this LTI grant. As a consequence, such officer’s right to payment of the LTI grant set forth herein is conditioned on the Conservator’s approval after Compensation Committee’s determination of the Performance Multiplier.

Amounts paid pursuant to this plan will not be considered compensation for purposes of the tax qualified Thrift/401(k) Savings Plan, the tax qualified Employees’ Pension Plan and the non-qualified Supplemental Executive Retirement Plan.

Nothing in this program is intended to create a contract to employ any employee for any particular term or period of time or otherwise abrogate Freddie Mac’s or the employee’s right to terminate the employment relationship at any time for any lawful reason.

Freddie Mac reserves the right to modify the terms and conditions set forth herein so long as such modifications reasonably and in good faith are not detrimental to the rights of the grantee.

The terms of this plan are subject to and shall be construed in accordance with applicable law and any regulation, guidance or interpretation issued by the Federal Housing Finance Agency or the U.S. Department of Treasury.

Exhibit A:

2009 Long-Term Incentive Award Performance Measures and Performance Multiplier

Performance Measures

Corporate Performance Measures: Freddie Mac’s ability to remediate the subset of the ninety-seven matters requiring attention or other concerns identified at the Conservatorship date by the Federal Housing Finance Agency (FHFA) (together, “MRAs”) planned for 2009 or earlier completion will determine the LTI value that is ultimately delivered to recipients of the 2009 LTI grant (which will be granted in March 2009). The LTI grant is scheduled to vest 50% on each of the first and second anniversaries of the grant date. The value that a participant ultimately receives at each vest date is calibrated based on Freddie Mac’s performance against the performance objectives for each vesting cycle (identified below). This calibration is applied consistently to all employees (regardless of level) who receive an LTI grant.

Business Infrastructure Performance Measures: In addition to the Corporate Performance Measures, all LTI participants will have performance measures based on successful completion of the 2010 Technology and Business Operation milestones presented to the relevant committee of Freddie Mac’s Board of Directors that support the implementation of the Technology and Single Family Strategic Initiative (hereinafter called “Advantage”).

Performance Calibration for 1st LTI Vesting — Portion Scheduled to Vest in March 2010

Corporate Performance Measures:  Based on the company’s remediation of MRAs that are scheduled to be remediated prior to January 1, 2010. The LTI grant date value that actually vests and is paid can range from 0% – 120% (i.e., the Corporate Performance Measure Multiplier) as illustrated in Chart A.

The Corporate Performance Measure Multiplier is applied consistently to all employees (regardless of level) who are recipients of the 2009 LTI grant. Once an assessment of performance is made, it applies to 100% of the LTI grant date value (i.e., the portion scheduled to vest and be paid in March 2010). Each of the MRAs scheduled to be remediated prior to January 1, 2010 has been classified into one of five categories and each category has been assigned a weighting/prioritization percentage (Column A), with the sum of all categories equaling 120%.

The maximum Corporate Performance Measure Multiplier is equal to the sum of the Performance Multiplier Contribution Percentage for each MRA category (Column C), which is equal to the actual percentage of MRAs remediated prior to January 1, 2010 that were scheduled to be remediated prior to January 1, 2010 (Column B) multiplied by the category’s weighting/prioritization percentage (Column A).

As part of their assessment of performance, the Compensation Committee of the Freddie Mac Board of Directors reserves the right to adjust the Performance Multiplier Contribution Percentage upward for any category (to a maximum of the category’s weighting/prioritization percentage) based on a review of factors they deem appropriate, which may include completion status of MRAs that are not remediated, progress made toward remediating MRAs, scope/difficulty of remediating MRAs, and internal/external factors influencing the remediation of MRAs.

Chart A: 2009 Corporate Performance Measures

	(A)	(B)	(C) = (A) x (B)

Matters Requiring Attention Categories	Category Weighting/ Prioritization	Multiplied by: Percentage of Matters Requiring Attention remediated prior to January 1, 2010 that were scheduled to be remediated prior to January 1, 2010	Equals: Performance Multiplier Contribution Percentage

Credit Risk Management and Governance/Loan Loss Reserves	35%	X% (To Be Determined)	X% (To Be Determined)

Internal Controls (including End-To-End, Internal Audit, Contingency Planning)	25%	X% (To Be Determined)	X% (To Be Determined)

Models and Model Governance	20%	X% (To Be Determined)	X% (To Be Determined)

Accounting/Accounting Policy/Forecasting	20%	X% (To Be Determined)	X% (To Be Determined)

Board Governance and Others	20%	X% (To Be Determined)	X% (To Be Determined)

Total: Percentage of the 2009 LTI grant date value scheduled to vest in March 2010 that actually vests and is paid (Maximum Performance Multiplier of 120%)			X% (To Be Determined)

No payment will be made if the sum of the Performance Multiplier Contribution Percentages is less than 50%.

Performance Calibration for 2nd LTI Vesting — Portion Scheduled to Vest in March 2011:

Business Infrastructure Performance Measures: Based on the company’s successful completion of the 2010 Advantage milestones presented to the relevant committee of Freddie Mac’s Board of Directors. The LTI grant date value that actually vests and is paid can range from 0% – 120% (i.e., the Business Infrastructure Performance Measure Multiplier), based on achievement against milestones that will be presented to the relevant committee of Freddie Mac’s Board of Directors.

The Business Infrastructure Performance Measure Multiplier is applied consistently to all employees (regardless of level) who are recipients of the 2009 LTI grant. No payment will be made if the Business Infrastructure Performance Measure Multiplier is less than 50%.

Once an assessment of performance is made, it applies to 75% of the LTI award scheduled to vest and be paid in March 2011. The other 25% of the LTI award scheduled to vest and be paid in March 2011 will be based on the Corporate Performance Measure. Successful completion of the Business Infrastructure Performance Measures is not a prerequisite for vesting and payment of the portion of the LTI grant date value calibrated against the Corporate Performance Measures, and vice versa.

Corporate Performance Measures: Based on (i) the company’s remediation of MRAs that that are scheduled to be remediated in 2010 and (ii) avoidance of any repeat MRAs that are identical to MRAs that were remediated in 2009. The LTI value can range from 0% – 120% (i.e., the Corporate Performance Measure Multiplier), as illustrated in Chart B.

The Corporate Performance Measure Multiplier is applied consistently to all employees (regardless of level) who are recipients of the 2009 LTI grant. Once an assessment of performance is made, it applies to the 25% of the LTI award scheduled to vest and be paid in March 2011.

For the 2010 performance period, the Compensation Committee of the Freddie Mac’s Board of Directors reserves the right to include an additional Corporate Performance Measure pertaining to the company’s financial performance.

Chart B: 2010 Corporate Performance Measures

Performance Level	Below Threshold	Threshold	Below Plan	On Plan	Above Plan

Percentage of Matters Requiring Attention remediated during 2010 that were scheduled to be remediated during 2010	Less than 70%	70%	80%	90%	100%

Equals: MRA Performance Multiplier	0%	50%	75%	100%	120%

Less: Repeat Identical Matters Requiring Attention Identified	10% reduction for each Repeat Identical Matters Requiring Attention Identified

Equals: Performance Multiplier (final) — Percentage of the 2009 LTI award scheduled to vest in March 2011 that actually vests and is paid.	xx% To Be Determined	xx% To Be Determined	xx% To Be Determined	xx% To Be Determined	xx% To Be Determined

No payment will be made if either the Performance Multiplier (final) is less than 50% or there are more than five Repeat Identical Matters Requiring Attention.

In the likely event that actual performance results in a value that is between two Performance Levels (e.g., greater than On Plan, but less than Above Plan), linear interpolation will be used to determine the appropriate Performance Multiplier. Specifically, a calculation will be performed to determine how far above or below (expressed in percentage terms) our actual performance is from the closest Performance Level. This percentage will then be used to adjust (either up or down) the Performance Multiplier of the closest Performance Level, which will result in the actual Performance Multiplier used to determine the LTI value delivered to LTI recipients.

Exhibit B:

2009 Long-Term Incentive Award Grant Terms and Definitions

General

1.	Matters Requiring Attention (“MRAs”) — The ninety-seven (97) control, accounting, and operational deficiencies identified by the Federal Housing Finance Agency (“FHFA”) at the time of Conservatorship as Matters Requiring Attention and other safety and soundness concerns as set forth in the FHFA’s 2008 draft mid-year examination letter.

•	As a result of a clarification process between Freddie Mac and FHFA, the total number of MRAs may change.

•	Items from the draft mid-year letter that lack clarity or specificity may be clarified by FHFA. This may result in a one-for-one substitution, in which case the number in the denominator of the performance level calculation will remain unchanged as well as the maximum number in the numerator. However, this may result in a substitution that is not one-for-one, in which case the number in the denominator of the performance level calculation as well as the maximum number in the numerator would change (up or down as the case may be).

•	Items from the draft mid-year letter that reference issues related to an examination in process for which a conclusion letter with specific MRAs has not yet been issued may be substituted for the final MRAs documented in the exam conclusion letter. This may result in a one-for-one substitution, in which case the number in the denominator of the performance level calculation will remain unchanged as well as the maximum number in the numerator. However, this may result in a substitution that is not one-for-one, in which case the number in the denominator of the performance level calculation as well as the maximum number in the numerator would change (up or down as the case may be).

•	At some point during 2009 or 2010, FHFA may identify one or more new MRAs which were not identified at the time of Conservatorship. Freddie Mac and FHFA may agree that a newly identified MRA that has been defined and scoped in writing has a higher priority than one or more of the ninety-seven MRAs identified at the time of Conservatorship. If this is the case, the newly identified MRA will be added to the number of MRAs planned for remediation either prior to January 1, 2010 or prior to January 1, 2011 if Freddie Mac agrees that it can add the new MRA and still complete the original ninety-seven MRAs. However, Freddie Mac has the ability to reschedule the remediation date of an original MRA from prior to January 1, 2010 to prior to January 1, 2011 in order to accommodate remediation of new, higher priority MRAs.

Value Ranking/Weighting of MRAs — While each of these ninety-seven MRAs is important, a weighting/prioritization framework is outlined in the “Performance Calibration for 1st LTI Vesting.” This weighting/prioritization framework does not require that MRAs must be remediated in any particular order. Further, the Compensation Committee, in exercising its oversight of management’s authority in determining MRA completion under this framework, will place primary emphasis on relative criticality and impact of MRAs remediated, not simply the number of MRAs remediated.

2.	Remediation Determination — Remediation of an MRA is deemed to occur and be successful if:

•	Remediation was the result of Conservatorship;

•	Determination by FHFA that an item was not a deficiency after all; or,

•	Remediation actions have been completed by the deficiency owner, validated by Internal Audit, as appropriate, and communicated to FHFA (remediation does not require a formal closure letter or other response from FHFA).

Performance Calibration for Portion Scheduled to Vest in March 2010:

1.	MRAs scheduled to be remediated prior to January 1, 2010 — The subset of the MRAs scheduled to be remediated any time prior to January 1, 2010.

•	An MRA originally scheduled to be remediated prior to January 1, 2010, may be changed to a remediation date during 2010, but such a change would need to be reviewed by FHFA (with no objection) and approved by the Remediation Committee. If such a change is made, the MRA will not be included in the performance calibration for the LTI portion scheduled to vest in March 2010.

2.	Remediation Completion Timing — Remediation of an item scheduled to be completed prior to January 1, 2010 is deemed to be successful if remediation was achieved prior to January 1, 2010, regardless of the date it was achieved (i.e., even if it was completed after the originally planned completion date).

Performance Calibration for Portion Scheduled to Vest in March 2011:

1.	MRAs scheduled to be remediated during 2010 — The subset of the MRAs scheduled to be remediated during 2010.

•	An MRA scheduled to be remediated during 2010, may be changed to a remediation date prior to January 1, 2010, but such a change would need to be reviewed by FHFA (with no objection) and approved by the Remediation Committee. If such a change is made, the MRA will not be included in the performance calibration for the LTI portion scheduled to vest in March 2011.

2.	Repeat Identical Matters Requiring Attention — Any MRA scheduled to be remediated prior to January 1, 2010 (that was actually remediated), but that identical MRA is identified by the Remediation Committee or FHFA as a control, accounting, and operational deficiency during calendar year 2010.